EXHIBIT 2.1


                           FIRST AMENDMENT TO THE
              AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      THIS FIRST AMENDMENT (the "Amendment") to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement;" capitalized terms used but not defined herein shall have the meanings ascribed to them therein), dated as of the 4th day of June, 1998, among WORLD ACCESS, INC., a Delaware corporation ("WAG"), WAXS INC., a Delaware corporation and a direct wholly-owned subsidiary of WAG ("Parent"), TAIL ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of WAG ("Merger Sub"), and TELCO SYSTEMS, INC., a Delaware corporation (the "Company"), is made as of the 27th day of October, 1998 among Parent, WAG, Merger Sub and the Company (collectively, the "Parties").

                            W I T N E S S E T H:

      WHEREAS, the Parties have entered into the Merger Agreement which provides, upon the terms and conditions set forth therein, for the Merger; and

      WHEREAS, the boards of directors of the Parties have determined that it is fair to and in the best interests of their respective stockholders to amend the Merger Agreement as provided herein;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the Parties hereto do hereby agree as follows:

           SECTION 1. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

                (a) The first "whereas" clause of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "WHEREAS, the boards of directors of WAG, Parent, Merger Sub and the Company have each determined that it is fair to and in the best interests of their respective stockholders to combine the respective businesses of WAG, Parent and the Company by means of a merger (the "Merger") of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware;"

                (b) Section 1.01 of the Merger Agreement is hereby amended to add the following defined terms appearing therein in alphabetical order:

           "Average Tax Value" shall mean the average of the high and low trading prices of the WAG Common Stock or, in the event that the Holding Company Reorganization shall have been consummated, the Parent Common Stock on the date of the Closing, in either case as reported on Nasdaq.

           "Cash Consideration Pool" shall mean an amount of cash determined by the Parent in its sole discretion upon irrevocable notice given to the Company in accordance with Section 10.02 hereof on the Determination Date, provided that such amount does not exceed the excess of (a) 55% of the Tax Consideration over
      (b) the estimated aggregate amount of cash paid or to be paid to Dissenting Stockholders, if applicable, the estimated aggregate amount of cash paid or to be paid in lieu of fractional shares of WAG Common Stock or Parent Common Stock, as the case may be, pursuant to Section 3.04, such estimates to be determined as provided in Schedule A hereto.

           "Common Stock Exchange Ratio" shall have the meaning specified in Section 3.01(a).

           "Determination Date" shall mean the third business day prior to the date on which the Effective Time is expected to occur.

           "Merger Consideration" shall have the meaning specified in
      Section 3.01(a).

           "Nominal Consideration" shall mean the value determined by multiplying the Closing Date Market Price by the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to
      Section 3.01(b) hereof) and (ii) the Common Exchange Ratio.

           "Share Consideration Pool" shall mean that number of shares of WAG Common Stock determined by (i) subtracting from the Nominal Consideration the amount of the Cash Consideration Pool and (ii) dividing the number obtained therefrom by the Closing Date Market Price.

           "Tax Consideration" shall mean the value determined by multiplying the Average Tax Value by the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(b) hereof) and (ii) the Common Exchange Ratio; provided, however, that if the Closing Date Market Price is less than $20.47, then for purposes of this calculation, the Common Exchange Ratio shall equal the quotient of (x) $12.00 divided by (y) the Closing Date Market Price.

           "Top-Up Consideration Pool" shall mean an amount of cash and/or a number of shares of WAG Common Stock (which shares shall be valued at the Closing Date Market Price) that have an aggregate value equal to the amount (if any) determined by subtracting (i) the Nominal Consideration from (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(b) hereof) multiplied by $12.00 per share (the product thereof being referred to herein as the "Top-Up Amount"), with the proportion of cash comprising a part thereof equaling the ratio of the Cash Consideration Pool to the sum of the Cash Consideration Pool and the value of the Share Consideration Pool (where the value of the shares in such pool is determined by reference to the Closing Date Market Price).

                (c) The definition of "Capital Increase" in Section 1.01 of the Merger Agreement is hereby amended and restated in its entirety as follows:

      "Capital Increase" shall have the meaning specified in Section
 7.01(a).

                (d) Section 2.01 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, at the Effective Time, the Company shall be merged with and into Merger Sub; provided, however, that if the Holding Company Reorganization shall not have occurred prior to the Effective Time, then notwithstanding anything herein to the contrary, (a) the Company shall be merged with and into WAG and the provisions of this Agreement thereupon shall be deemed amended to the extent necessary to provide therefor and (b) Parent and WAG shall waive any failure to satisfy Section 8.03(a) or 8.03(b) to the extent such non-compliance results only from any differences between the structure of such modified Merger and the Merger. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Parent may, upon notice to the Company given not less than five business days prior to the Determination Date and with the Company's consent (which will not be unreasonably withheld), elect to amend this Agreement to provide for a merger of the Company with and into Parent or one or more direct or indirect Subsidiaries of WAG or Parent (an "Alternative Merger"); provided, however, that (i) any such Alternative Merger shall not alter or change the amount or kind of consideration to be issued to holders of Company Capital Stock or Company Stock Options as provided for in this Agreement,
      (ii) any such Alternative Merger shall not adversely affect the tax or accounting treatment provided for herein and shall not materially delay consummation of the transactions contemplated hereby, (iii) in the event of any such election, the Company shall have the opportunity to update the Company Disclosure Schedule to reflect additional items that are required to be set forth therein only as a result of any differences between the Alternative Merger structure and that of the Merger, and
      (iv) Parent and WAG shall waive any failure to satisfy Section 8.03(a) or 8.03(b) to the extent such non-compliance results only from any differences between the structure of the Alternative Merger and that of the Merger."

                (e) Section 2.02 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "SECTION 2.02. Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the merger shall take place one business day following the date of the Company Stockholders' Meeting or, if such conditions shall not then have been satisfied or waived, as promptly as practicable thereafter (and in any event within one business day) after satisfaction or waiver of the conditions set forth in
      Article VIII, at a closing (the "Closing") to be held at such location as is agreed to by the parties hereto, unless another date is agreed to by the Company and Parent."

                (f) Section 3.01(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "(a) Each share of Company Common Stock (together with the right to purchase one-hundredth (1/100th) of a share of Company Preferred Stock (the "Rights")) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(b) and, if applicable, any shares of Company Common Stock which are held by stockholders entitled to and validly exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law ("Dissenting Stockholders")) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for the following (the "Merger Consideration"):

                (i) subject to subsection (ii) below, that number of shares of WAG Common Stock (the "Common Exchange Ratio") equal to the quotient of (A) $17.00 divided by (B) the Closing Date Market Price; provided, however, that (x) if the Closing Date Market Price is less than $29.00, then the Common Exchange Ratio shall be equal to .5862, and (y) if the Closing Date Market Price is more than $36.00, then the Common Exchange Ratio shall be equal to .4722;

                (ii) in lieu of the shares of WAG Common Stock provided by subsection (i) above, at the election of Parent upon irrevocable notice given to the Company in accordance with
           Section 10.02 hereof on the Determination Date, a pro rata portion of (A) the Cash Consideration Pool and (B) the Share Consideration Pool; and

                (iii) in the case of either subsection (i) or subsection (ii) above, if the aggregate Nominal
           Consideration is less than the Top-Up Amount, a pro rata portion of the Top-Up Consideration Pool."

                (g) Section 3.01(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "(c) Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation."

                (h) Section 3.02 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "SECTION 3.02 Exchange of Shares Other than Treasury Shares. Subject to the terms and conditions hereof, at or prior to the Effective Time, WAG shall appoint an exchange agent reasonably acceptable to the Company to effect the exchange of shares of Company Common Stock for the Merger Consideration, in accordance with the provisions of this Article III (the "Exchange Agent"). From time to time after the Effective Time, WAG shall deposit, or cause to be deposited, certificates representing WAG Common Stock, the amount of the Cash Consideration Pool and the amount of cash (if any) comprising a portion of the Top-Up Consideration Pool for conversion of shares of Company Common Stock, in accordance with the provisions of Section 3.01 (such certificates, together with any dividends or distributions with respect thereto, and funds comprising the Cash Consideration Pool and the Top-Up Consideration Pool (if any) being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing shares of Company Common Stock may surrender the same to the Exchange Agent and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to WAG. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of WAG Common Stock, the portion of the Cash Consideration Pool and the portion of the Top-Up Consideration Pool into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of
      Section 3.01, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04, and the Merger Consideration shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of Company Common Stock shall be deemed for all corporate purposes of WAG, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of WAG Common Stock, the portion of the Cash Consideration Pool and the portion of the Top-Up Consideration Pool into which the shares of Company Common Stock theretofore represented thereby shall have been converted at the Effective Time in accordance with the provisions of
      Section 3.01. Unless and until any such certificate theretofore representing shares of Company Common Stock is so surrendered, no dividend or other distribution, if any, payable to the holders of record of WAG Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing shares of Company Common Stock, however, the record holder of the certificate or certificates representing shares of WAG Common Stock issued in exchange therefor shall receive from the Exchange Agent or from WAG, as the case may be,
      (i) payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of WAG Common Stock ("Presurrender Dividends") and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of WAG Common Stock. No interest shall be payable with respect to the payment of Presurrender Dividends upon the surrender of certificates theretofore representing shares of Company Common Stock. After the appointment of the Exchange Agent shall have been terminated, such holders of WAG Common Stock which have not received payment of Presurrender Dividends shall look only to WAG for payment thereof. Notwithstanding the foregoing provisions of this Section 3.02, risk of loss and title to such certificates representing shares of Company Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any Merger Consideration, or dividends or distributions thereon, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 3.03. References in this Section
      3.02 to Company Common Stock shall be deemed to include the associated Rights."

                (i) Section 3.03(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "SECTION 3.03 Stock Transfer Books. (a) At the Effective Time, each of the stock transfer books of the Company with respect to shares of Company Common Stock shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, at the Effective Time, a certificate or certificates representing the number of full shares of WAG Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee together with a cash payment representing the portion of the Cash Consideration Pool and the Top-Up Consideration Pool into which such shares shall have been converted in accordance with Section 3.01 and cash in lieu of fractional shares, if any, in accordance with Section 3.04, and a cash payment in the amount of Presurrender Dividends, if any, in accordance with
      Section 3.02, if the certificate or certificates representing such shares of Company Capital Stock is or are surrendered as provided in Section 3.02, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax."

                (j) Sections 3.05(a) and (b) of the Merger Agreement are hereby amended and restated in their entirety as follows:

           "(a) the number of shares of WAG Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option and (ii) the Common Exchange Ratio; provided, however, that if the value of the Top-Up Consideration Pool is greater than zero, then the Common Exchange Ratio for purposes of this Section 3.05(a) shall be equal to the quotient of $12.00 divided by the Closing Date Market Price;

           (b) the exercise price per share of Parent Common Stock under the new option shall be equal to the quotient of (i) the exercise price per share of Company Common Stock under the original option divided by (ii) the Common Exchange Ratio; provided, however, that if the value of the Top-Up Consideration Pool is greater than zero, then the Common Exchange Ratio for purposes of this Section 3.05(b) shall be equal to the quotient of $12.00 divided by the Closing Date Market Price; and"

                (k) A new Section 3.08 of the Merger Agreement is added as follows:

           "SECTION 3.08. Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Dissenting Stockholder shall not be converted as described in Section 3.01(a) but, as of the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware; provided, however, that the shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time withdraw his or her demand for appraisal or lose his or her right of appraisal, in either case pursuant to the Delaware General Corporation Law, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent
      (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands."

                (l) A new Section 6.09(c) of the Merger Agreement is added as follows:

           "(c) Parent shall give the Company the notices provided for in the definition of "Cash Consideration Pool" and in Section 3.01(a)(ii) on the Determination Date."

                (m) Section 7.01(a)(ii) of the Merger Agreement is hereby amended by deleting the reference to the number "100,000,000" appearing therein and replacing it with the number "150,000,000".

                (n) The first sentence of Section 7.12 of the Merger Agreement is hereby amended and restated in its entirety as follows:

      "Individuals who are employed by the Company or the Company
      Subsidiaries as of the Effective Time shall remain employees of the Surviving Corporation or the Surviving Corporation's subsidiaries, as applicable, immediately following the Effective Time (each such employee, an "Affected Employee").

                (o) Section 9.01(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 1998; provided, however, that in the event that the Effective Time has not occurred by such time solely due to the failure to satisfy the condition specified in Section 8.01(d) or 8.01(e), then such date may be extended, at the option of Parent or the Company, until January 31, 1999; provided further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;"

                (p) Section 9.01(g) of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "(g) by Parent (i) if the Closing Date Market Price is less than $12.00 per share, or (ii) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within 30 days and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(g); and provided further that the immediately preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01;"

                (q) Section 9.05 of the Merger Agreement is hereby amended to add a new subsection (f) thereto which shall read in its entirety as follows:

           "(f) In the event that Parent terminates this Agreement pursuant to Section 9.01(g)(i), the Company shall pay to the Parent within two business days after such termination an amount equal to $1,000,000 in full satisfaction of any and all obligations hereunder."

           SECTION 2.     Representations and Warranties.

                (a) Representations and Warranties of The Company. The Company hereby represents and warrants to Parent and Merger Sub that: The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement as amended and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by WAG, Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. After giving effect to this Amendment and except as set forth on Schedule A hereto, each of the representations and warranties of the Company contained in the Merger Agreement that is qualified by materiality or Company Material Adverse Effect is true, complete and correct on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by the Merger Agreement.

                (b) Representations and Warranties of WAG, Parent and Merger Sub. WAG, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that: WAG, Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Amendment, to perform their respective obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by WAG, Parent and Merger Sub and the consummation by WAG, Parent and Merger Sub of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement). This Amendment has been duly executed and delivered by WAG, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of WAG, Parent and Merger Sub, enforceable against WAG, Parent and Merger Sub in accordance with its terms. Each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement that is qualified by materiality or Parent Material Adverse Effect is true, complete and correct on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by the Merger Agreement.

           SECTION 3. Acknowledgement. The Company hereby acknowledges and agrees that neither the consummation of, nor the failure to consummate, the acquisition of RCG and Cherry U.K. shall in any way give the Company a right to terminate the Merger Agreement or the Merger.

           SECTION 4. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

           SECTION 5. Headings. The Section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

           SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING DELAWARE LAW).

           SECTION 7. Counterparts. This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

           SECTION 8. Entire Agreement. This Amendment (together with the Merger Agreement, the Exhibits thereto, the Mutual Nondisclosure and Confidentiality Agreement dated as of November 7, 1997 among WAG and the Company, the Parent Disclosure Schedule and the Company Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, it being the intent of the parties that this Amendment shall be the effectuation of the October 13, 1998 letter agreement between WAG and the Company.


           IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the day and year above written.


                          WAXS INC.


                          By:  /s/ Mark A. Gergel
                               _________________________________
                             Its:  Executive Vice President and Chief
                                   Financial Officer


                          WORLD ACCESS, INC.


                          By:  /s/ Mark A. Gergel
                              ____________________________________
                             Its:   Executive Vice President and Chief
                                    Financial Officer


                          TAIL ACQUISITION CORPORATION


                          By:   /s/ Mark A. Gergel
                               __________________________________
                             Its:   Executive Vice President and Chief
                                    Financial Officer


                          TELCO SYSTEMS, INC.


                          By:  /s/ William J. Stuart
                               __________________________________
                             Its:  Vice President and Chief Financial
                                   Officer



                          SCHEDULE A TO AMENDMENT


                 Supplement to Company Disclosure Schedule


      For purposes of calculating the Cash Consideration Pool, the aggregate amount of cash paid or to be paid to Dissenting Stockholders, if applicable, shall be estimated for such purpose only to equal 1.5 times the product of (x) the quotient of (i) the Tax Consideration divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(b) hereof) and (y) the aggregate number of shares of Company Common Stock subject to demands for appraisal in accordance with the Delaware General Corporation Law. In addition, for purposes of calculating the Cash Consideration Pool, the cash paid or to be paid in lieu of fractional shares of WAG Common Stock or Parent Common Stock, as the case may be, pursuant to Section 3.04 shall be estimated for such purpose only to equal .99 times the product of (x) the aggregate number of holders of record of Company Common Stock immediately prior to the Effective Time and (y) the closing price for a share of WAG Common Stock or Parent Common Stock, as the case may be, reported on Nasdaq on the first business day immediately prior to the Effective Time.

      Pursuant to that certain Stock Purchase and Merger Option Agreement dated as of August 7, 1998 by and among Synaptyx Corporation ("Synaptyx"), Jeremy E. Parsons and Gabriel Mayo, as amended by the First Amendment thereto dated as of October 23, 1998, the Company acquired Synaptyx on terms previously disclosed to, and approved by, WAG, and the representations and warranties of the Merger Agreement are hereby modified accordingly.